                                                                    EXHIBIT 99.1



Contact:      Leslie A. Stansbery
              Director, Investor Relations
              (248) 597-5800


              LASON ANNOUNCES SALE OF MARKETING ASSOCIATES DIVISION

TROY, Mich. - March 13, 2001 - Lason, Inc. (OTCBB: LSON) today announced the sale of the assets of the Marketing Associates Division of Lason Systems, Inc. to Marketing Associates LLC, a newly created corporation. Terms of the sale were not disclosed.

         "The sale of the assets of the Marketing Associates division is part of our rationalization strategy to focus on our core integrated information management services for image and data capture, data management and output processing," stated Ronald D. Risher, Executive Vice President and Chief Financial Officer of Lason. "We intend to continue working with Marketing Associates to provide marketing related services to our joint customers," Risher continued. Proceeds of the asset sale will be used to reduce debt and strengthen the company's working capital position.

         Marketing Associates, founded in 1967, provides marketing services, including creative services, MIS marketing related services, database development and management, web-site development and hosting, event management, and program management. The Company is located in Bloomfield Hills, Michigan.

ABOUT THE COMPANY

LASON is a leading provider of integrated information management services, transforming data into effective business communication, through capturing, transforming and activating critical documents. LASON has operations in the United States, Canada, Mexico, India, Mauritius and the Caribbean. The company currently has over 85 multi-functional imaging centers and operates over 60 facility management sites located on customers' premises. LASON is available on the World Wide Web at http://www.lason.com/.

This press release, other than historical financial information, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) the assimilation of acquisitions, (iv) the management of the Company's growth and expansion, (v) dependence on major customers, dependence on key personnel, (vi) development by competitors of new or superior products or services, or entry into the market of new competitors, (vii) fluctuations in paper prices, (viii) reliability of the Company's data, (ix) volatility of the Company's stock price,
(x) changes in the business services outsourcing industry, (xi) significance of intangible assets, (xii) changes related to compensatory stock options, (xiii) management's ability to successfully complete its restructuring and repositioning initiatives, (xiv) any financial and legal effect of the class action litigation, and (xv) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                                       ###